AZZ INC. SEVERANCE PAY PLAN
(A part of the AZZ Inc. Group Insurance Plan)

1.	INTRODUCTION
1.1    Overview. As an Eligible Employee who incurs an Eligible Termination (both defined below), you may be entitled to severance pay and benefits, generally in an amount and form, at such times, and subject to the terms, described in this document.
1.2    Effective Date. This AZZ Inc. Severance Pay Plan (this “Plan”), a benefit provided under the AZZ Inc. Group Insurance Plan (the “Welfare Plan”), is effective as of September 30, 2017.
1.3    Participating Companies. This Plan generally provides severance pay and benefits for the Eligible Employees of AZZ Inc. (“AZZ”) and its U.S. subsidiaries. However, the Plan Administrator (as defined in Section 7.3 below) may designate any subsidiary of AZZ as a company that does not participate in the Plan. For purposes of this Plan, AZZ’s and all of its U.S. subsidiaries that participate in the Plan are referred to as the “Company”.
1.4    Purpose; Controlling Document. This document, along with the Welfare Plan document, serves as the plan document; and this Plan document serves as the summary plan description for this Plan. With respect to Eligible Employees, this Plan replaces and supersedes any other severance policy or severance plan in which an Eligible Employee might otherwise be entitled to participate. All such other severance policies or severance plans are hereby terminated with respect to Eligible Employees, except to the extent that an Eligible Employee and the Company have entered into an individual employment agreement providing for severance pay or the Company has otherwise made a written, binding promise of severance pay to an Eligible Employee (e.g., in a written offer letter).

2.	ELIGIBILITY
2.1    General Requirements. You will be an “Eligible Employee” who may be eligible to receive severance benefits under this Plan if:

•	Employment. You are classified by the Company, under its applicable standard personnel policies and procedures, as an active, full-time employee of the Company;

•	Eligibility Period. You have been continuously employed by the Company for at least 90 days; and

•	Not Excluded. You do not fall within one of the categories described in Section 2.2 below.
2.2    Excluded Individuals. The following individuals will not be Eligible Employees and will not be eligible to participate in this Plan:

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Part-Time or Temporary Employees – individuals who provide services to the Company and who the Company classifies under its applicable customary worker classification procedures as part-time or temporary employees.

•	Employees With Written Employment Agreements – individuals who have written employment agreements or offer letters with the Company that provide for severance benefits, except such agreements that merely reference the Company’s general severance policy for such benefits.

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Employees with Written Change in Control Agreements – individuals who have written change in control agreements that provide for severance benefits with respect to terminations of employment following a change in control of the Company; provided, this change in control exclusion will apply to an individual’s termination of employment only if it results in the individual being eligible (whether or not subject to conditions, such as signing a release) to receive severance pay under that change in control agreement.

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Union Employees – individuals who are covered under a collective bargaining agreement between a union and the Company, if severance benefits were the subject of good faith bargaining, except to the extent that the collective bargaining agreement requires participation in the Plan.

•	Foreign Employees – individuals who are non-resident aliens and receive no U.S. source income.

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Non-Employee Service Providers – individuals who provide services to the Company and who the Company does not classify under its customary worker classification procedures as employees, even if the individuals are common law employees, including, but not limited to, independent contractors, contractor’s employees and leased employees.

•	Individuals on Indefinite Unpaid Leaves of Absence – individuals who are absent from work on indefinite unpaid leaves of absence, except to the extent eligibility is required by applicable law.
2.3    Eligible Termination. If you are an Eligible Employee, you will incur an “Eligible Termination,” and therefore may be eligible to receive benefits under the Plan, if your employment is involuntarily terminated by the Company (and you thereby incur a Separation from Service, as defined below). The Plan Administrator retains the authority in all cases to determine whether or not a termination is an “Eligible Termination” for purposes of this Plan; but, as a guideline, an “Eligible Termination” does not typically include any of the following:

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Your termination for Cause. For purposes hereof, “Cause” means termination of your employment due to what the Plan Administrator determines in its sole discretion to be (i) fraud, malfeasance, negligence, dishonesty, or willful misconduct with respect to the Company; (ii) refusal or repeated failure to follow the established reasonable and lawful policies of the Company applicable to persons in your same or similar position; (iii) indictment for, or conviction of, a felony, a crime or any other crime that may cause disrepute or harm to the Company; (iv) an action involving moral turpitude, (v) your inadequate performance; or (vi) any act or omission by you that is in any way harmful to the Company.

•	Your automatic termination due to your disability or any other leave of absence from which you failed to return;

•	Your death;

•	Your voluntary termination for any reason, including retirement; or

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The sale of some or all of the stock or assets of the Company (i.e., AZZ or one or more of its subsidiaries) that results in, or is related to, your termination of employment either if (i) you are offered a position with a successor company (either the buyer or a company related to the buyer), regardless of whether you accept or reject the offer, or (ii) you are not offered employment with such a successor company because you fail any pre-employment screening or testing (including, but not limited to, drug testing).

Your “Last Day Worked” will be the day your active employment ends and you have a Separation from Service due to your Eligible Termination.

3.	SEVERANCE PAY
3.1    Process for Determining Severance Pay Amounts. As an Eligible Employee who incurs an Eligible Termination, you may be eligible for a certain amount of severance pay. In order to receive severance pay (other than accrued but unused paid time off; “PTO”) payable under this Plan, you must first sign and not revoke a release agreement that will include a release of the Company and may include various restrictive covenants (all as described in Section 4 below; a “Release”).
The following general guidelines for severance pay will be used to determine amounts available under the Plan; but in all cases, the Plan Administrator will have complete discretionary authority to award greater or lesser amounts of severance pay and/or benefits, including no severance pay and/or benefits. The Plan Administrator will communicate to you the level of pay and benefits, if any, you will be offered under the Plan before you sign your Release. Under these guidelines, the following terms of this Section 3 and Section 4 will apply:
3.2    Paid Time Off Pay. You will receive a cash payment equal to the value of any accrued but unused PTO hours that you have earned and for which you have been credited through your Last Day Worked. This value will be measured based on the level of your base wages in effect as of your Last Day Worked. This amount will be paid to you in a single lump sum within 30 days after your date of Separation from Service (or such earlier date as may be required by applicable law) only to the extent provided under, and consistent with, the Company’s PTO policy.
3.3    Severance Pay.
a)Guideline for Severance Pay Amount. As a general guideline, the amount of severance pay that may be available to you under this Plan upon your Eligible Termination will be determined under the following schedule:

If You are an Eligible Employee Who is Not Classified as a Director or Above, and:
Your Years of Employment Are:	You May Receive Severance Pay Equal to Base Pay for a Period of:
Less than 1	1 week
1 or More	1 week plus an additional 1 week for each Year of Employment (but not more than 26 weeks of base pay)

If You are an Eligible Employee Who is Classified as a Director or Above, and:
Your Years of Employment Are:	You May Receive Severance Pay Equal to Base Pay for a Period of:
Less than 1	1 week
1 or More	1 week plus an additional 2 weeks for each Year of Employment (but not more than 26 weeks of base pay)

•	Whether or not you are classified as a “Director or Above” will be determined by your position on your Last Day Worked.

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For this purpose, “Years of Employment” means the number of full and partial 12-month periods of continuous employment you have worked as a full-time, regular employee with the Company beginning on your most recent date of hire or rehire with the Company (and, to the extent determined by the Plan Administrator, in its sole discretion, with predecessor employers acquired by the Company). For example, if you have been continuously employed by the Company as a full-time, regular employee for 25 months, you will be considered to have 3 Years of Employment.

•	The rate of severance pay will be calculated by using your base weekly salary or wage level in effect as of your Last Day Worked.
However, in all cases the Plan Administrator will have complete discretionary authority to award lesser amounts of severance pay (including no severance pay) or greater amounts of severance pay (but not more than 52 weeks of base pay). The Plan Administrator will communicate to you the level of severance pay, if any, you will be offered under this Plan before you sign your Release.
b)Payment of Severance Pay in a Lump Sum. Except to the extent the Plan Administrator determines, in his sole discretion, that your severance pay is to be paid in installments as set forth in subsection (c) below, the amount of severance pay determined and payable to you in Section 3.3(a) (if any) will be paid to you in a lump sum upon the date you have a Separation from Service.
c)Payment of Severance Pay in Installments. To the extent the Plan Administrator determines, in his sole discretion, that an amount of severance pay determined and payable to you in Section 3.3(a) (if any) will be paid to you in substantially equal installments, that amount of severance pay will be paid as salary continuation for the period of base pay that is payable to you in installments (your “Severance Period”), beginning upon the date you have a Separation from Service (the “Payment Commencement Date”). These installment payments will be paid in accordance with the Company’s regular payroll procedures for other similarly-situated, active employees.
3.4    Coordination of Severance Pay with Various Benefits. The amount of any severance pay payable will be reduced on a dollar-for-dollar basis by any severance, separation or termination pay or benefits that the Company pays or is required to pay to you through insurance or otherwise under any plan or contract of the Company or under any federal or state law. The provisions in the two bullets below are illustrative only:

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Withholding. The Company will withhold from severance pay any amounts required to be withheld pursuant to applicable federal, state or local law; any applicable insurance premiums; and any other amounts authorized or required by Company policy including, but not limited to, withholding for garnishments, judgments or other court orders.

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WARN Benefits. The Worker Adjustment and Retraining Notification Act and similar state laws (collectively, “WARN”) generally require employers to provide certain pay and benefits to employees in the event that required notification procedures are not followed in advance of a plant closing or mass layoff. If the Company incurs any such liability under WARN with respect to your termination, the amount of severance pay otherwise payable to you under this Plan will be reduced by the Company’s legally-required payments and benefits provided to you.

3.5    Excess Parachute Payments. If an Eligible Employee is a disqualified individual (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (Section280G)), and, in conjunction with a change in control, all or a portion of the severance pay payable hereunder, when combined with all other amounts payable to such Eligible Employee, constitutes an excess parachute payment (as defined in Section 280G), then the amount of severance pay payable hereunder will be reduced (but not below $0) to the extent necessary to prevent such excess parachute treatment.

4.	GENERAL RELEASE
As a condition to your receiving any severance pay (as described above), you must sign and not revoke a written Release containing any terms specified by the Company for (i) your release of the Company, its affiliates, and their representatives from all claims arising from your employment or termination; (ii) to the extent applicable, your non-revocation of the Release during the 7-day period applicable to age-based claims; and (iii) to the extent required by the Plan Administrator, your promise to comply with specified confidentiality, noncompetition and/or nonsolicitation provisions. The Plan Administrator may terminate your eligibility for severance pay if you fail to sign, or follow the terms of, your Release or if you revoke your Release. You must sign the Release after your Last Day Worked and within the time period specified by the Plan Administrator in order to be eligible for any benefits under this Plan, but in no event later than the 60th day following your separation from service (after which date your severance pay will be forfeited). Notwithstanding the terms of Section 3.3(b) or 3.3(c), in no event will any severance pay be paid to you or on your behalf until after you have signed your Release and your revocation period has ended; provided, (i) for lump-sum payments of severance under Section 3.3(b), in no event will such payment be made later than 74 days after the date of your Separation from Service; and (ii) for installment payments of severance under Section 3.3(c), (A) any amounts payable to you under said section before the time you have signed your Release and your revocation period has expired will be paid to you, without interest, in a single lump sum as a catch up for such missed payments, and (B) in no event will the initial installment payment and catch up be made later than 74 days after the date of your Separation from Service.

5.	SECTION 409A COMPLIANCE
5.1    General. The Company intends that all of the severance pay described above will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the short-term deferral exemption and/or the separation pay exemption to the full extent available under Section 409A, and such provisions shall be interpreted accordingly. In no event will the payment of any amount of severance pay that is exempt under the separation pay exemption be made after the last day of the second calendar year beginning after the date of the Eligible Employee’s Separation from Service. In addition, in no event will the amount of severance pay, which is payable under Section 3.3(c) in the form of installments and which is not exempt from Section 409A under the short-term deferral rule, exceed 2 times the maximum compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. Each payment of severance under this Plan will be considered a separate payment for purposes of Section 409A.
5.2    Separation from Service. For purposes of this Plan, the term “Separation from Service” means Separation from Service as defined in Section 409A.

6.	ADMINISTRATION
6.1    Interpretation. The Plan Administrator has the exclusive authority and discretion to interpret this Plan with respect to any question arising under this Plan, including eligibility for benefits and the amount, term and duration of benefits. Any variation in the amount, term or duration of an individual’s severance pay from the amount, term or duration described in the guidelines above will affect only the individual(s) to whom the variation applies. The interpretations, decisions and determinations of the Plan Administrator are conclusive and binding on the Company and all of its employees, including the applicable Eligible Employees.
6.2    Rights. This Plan does not create any vested rights in any individual. In addition, this Plan does not affect the right of the Company to conduct its business affairs, including laying off or terminating the employment of any employee.
6.3    Amendment and Termination. AZZ reserves the right to amend or terminate (in whole or in part) this Plan and the Welfare Plan at any time.

7.	SUPPLEMENTAL INFORMATION
7.1    Severance Pay Claims.

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Claims. If you do not receive severance pay or if you disagree with the amount or length of payments, you may file a claim in writing with the Plan Administrator. A response to your claim will be provided to you within 90 days (180 days if you are notified of an extension). If your claim is denied, the Plan Administrator will provide written notice to you setting forth the specific reasons for denial and the provisions in this Plan or other documents used to arrive at the decision. You will also receive a description of any additional material or information necessary to perfect your claim and an explanation of why such additional material or information is necessary and a description of the Plan's review procedures and the time limits applicable to such procedures.

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Appeals. You may appeal any denial of benefits. You appeal should provide additional information and evidence that will help the Plan Administrator in its review of its original decision including, (i) the reasons supporting your claim for benefits, (ii) the reasons your claim for benefits should not have been denied, and (iii) any additional comments, documents, records or other information that you believe would be beneficial in the review of your appeal You may, upon request and free of charge, have reasonable access to the relevant documents relating to you your claim in order to help you prepare for the appeal. Your appeal must be filed with the Plan Administrator in writing within 60 days after you receive written notice of denial of your claim. The Plan Administrator then will consider your appeal and will notify you of its decision within 60 days (120 days if you are notified of an extension) after the filing of your appeal for review. If the Plan Administrator’s decision on review is unfavorable, the notification you receive will explain the reasons for the denial and the provisions in this Plan or other documents used to arrive at the decision, include a statement that the you are is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claim for benefit and a statement of your right to bring a civil action under ERISA Section 502(a) provided you have exhausted all your administrative remedies under the Plan.

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Lawsuit. If your claim and appeal are both denied or if the Plan Administrator fails to respond to them, you may file a lawsuit in the applicable federal district court; provided, any such lawsuit under Section 502(a) must be filed no later than 1 year after you have exhausted the Plan’s claims procedures. Any complaint filed with a court after that deadline will be considered untimely.

7.2    Your Rights Under ERISA. As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants will be entitled to:

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Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all Plan documents and copies of all documents filed by this Plan with the U.S. Department of Labor, such as detailed annual reports.

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Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. For example, you may request a current list of participating companies under this Plan. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of this Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant under this Plan with a copy of this summary annual report.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way solely in order to prevent you from obtaining a benefit or for exercising your rights under ERISA.
If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have this Plan reviewed and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from this Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court (although the court may refuse to consider your claim if you have not completed the Plan’s appeals process as described above). If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor. If you have any questions about this Plan, you should contact the Plan Administrator. You should contact the nearest Area Office of the U.S. Employee Benefits Security Administration, Department of Labor, if you have any questions about this document or about your rights under ERISA.

7.3    General Information.

•	Name, Address, and Telephone Number of the Plan Sponsor:

AZZ Inc.
c/o Chief Human Resources Officer
One Museum Place
3100 West 7th Street, Suite 500
Fort Worth, Texas 76107

•	Name, Address, and Telephone Number of the Plan Administrator:
Chief Human Resources Officer
AZZ Inc.
One Museum Place
3100 West 7th Street, Suite 500
Fort Worth, Texas 76107

•	Plan Name: The AZZ Inc. Severance Pay Plan (as described herein) is a benefit provided under, and a part of the AZZ Inc. Group Insurance Plan.

•	Type of Plan: The AZZ Inc. Severance Pay Plan for Employees provides severance benefits, and the remainder of the Welfare Plan provides other welfare benefits.

•	Plan Number Assigned to this Plan: 502

•	Plan Year: January 1 – December 31

•	Type of Administration: Self-Administration

•	Employer Identification Number of Plan Sponsor: 75-0948250

•	Agent for Legal Process: Legal process regarding any matter related to this Plan may be served on the Chief Legal Officer at the address listed above.

•	Funding Medium: Benefits are payable solely from the general assets of the Company.

September 30, 2017	AZZ INC. BY: /s/ Matt Emery TITLE: Chief Human Resources Officer